UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2010

GlobalOptions Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33700	30-0342273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Rockefeller Plaza, 27th Floor New York, New York		10019
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 445-6262

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 16, 2010, GlobalOptions, Inc. (“GOI”), a wholly-owned subsidiary of GlobalOptions Group, Inc. (the “Company”), The Bode Technology Group, Inc., a Delaware corporation and wholly-owned subsidiary of GOI (“Bode”, and together with GOI, the “Borrowers”), and Silicon Valley Bank, a California chartered bank (the “Bank”), entered into a Sixth Loan Modification Agreement (the “Modification Agreement”) with respect to that certain Fourth Amended and Restated Loan and Security Agreement, dated as of March 31, 2008, by and among the Borrowers and the Bank, as amended (the “Loan Agreement”).

The Loan Agreement provides for a working capital line of credit based on GOI’s eligible receivables (the “Facility”).  The Modification Agreement amended the terms of the Loan Agreement in response to the then potential sale of the Company’s Preparedness Services business unit (the “Preparedness Unit Sale Event”) pursuant to that certain Asset Purchase Agreement, dated May 13, 2010, by and among the Company, GOI and Witt Group Holdings, LLC (the “Witt Agreement”).  The Company previously disclosed its entry into the Witt Agreement and the completion of the Preparedness Unit Sale Event in the Current Reports on Form 8-K filed with the Securities and Exchange Commission on May 13, 2010 and July 19, 2010, respectively.

The Modification Agreement amended the Loan Agreement to provide that, among other things: (i) the maximum amount available under the Facility is reduced from $7.5 million to $5.0 million; (ii) the minimum EBDA (as defined under the Loan Agreement) financial covenant under the Loan Agreement is revised to incorporate severance and bonus payments that would be triggered by a change in control under the employment agreements of Harvey Schiller, Jeffrey Nyweide and Barry Watson; and (iii) the early termination fee under the Loan Agreement is reduced to $25,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 22, 2010	GLOBALOPTIONS GROUP, INC.

	By:	/s/ Jeffrey O. Nyweide
		Name:	Jeffrey O. Nyweide
		Title:	Chief Financial Officer and Executive Vice President